SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2004

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events.

On January 20, 2004, American Tower Corporation (the “Company”) issued a press release announcing that Steve Dodge, Chairman of the Board of Directors, has notified the Company that he intends to retire from the Board of Directors prior to the annual meeting of stockholders to be held during the second quarter of 2004. Mr. Dodge will continue to have a relationship with the Company, however, as a part-time employee on terms to be mutually agreed upon. In connection with his retirement, Mr. Dodge and his affiliates intend to convert voluntarily all of their shares of Class B common stock, which is entitled to 10 votes per share, into an equal number of shares of Class A common stock, which is entitled to one vote per share. Under the terms of the Company’s Restated Certificate of Incorporation, this reduction in Mr. Dodge’s voting power will cause all outstanding shares of Class B common stock automatically to convert into shares of Class A common stock on a one-for-one basis. Thereafter, all stockholders of the Company will be Class A common stockholders and the Company will cease to have classes of common stock with disparate voting power (excluding outstanding shares of Class C common stock, which is non-voting and currently represents less than one percent of total outstanding shares).

Mr. Dodge and his affiliates currently own approximately 1,241,757 shares of Class A common stock and 5,748,779 shares of Class B common stock (excluding outstanding employee stock options held by Mr. Dodge), representing approximately 21% of the aggregate voting power of all outstanding shares of the Company’s capital stock. Following this conversion, Mr. Dodge and his affiliates will control less than 5% of such voting power. As of December 15, 2003, approximately 212.1 million shares of Class A common stock and 7.0 million shares of Class B common stock were outstanding. Giving effect to a Class B conversion, the Company would have outstanding approximately 219.1 million shares of Class A common stock. The reduction in Mr. Dodge’s voting control as a result of this conversion will not implicate any of the change of control provisions in the Company’s credit agreements, indentures or other material contracts.

This press release is filed herewith an Exhibit 99 and incorporate by reference herein.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)    Exhibits

Exhibit No.	Item

99	Press release, dated January 20, 2004.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date: January 20, 2004	By:	/s/ BRADLEY E. SINGER
Name: Bradley E. Singer
Title: Chief Financial Officer and Treasurer

3

EXHIBIT INDEX

Exhibit No.	Description

99	Press release, dated January 20, 2004.

4